Exhibit 10.8: Non-Employee Director Compensation (effective January 2, 2006)
Annual Retainer

Service as Director	$9,000
Service as Chairman of the Board*	$9,000
Service as Audit Committee Co-Chairman*	$1,750
Service as Loan Committee Chairman*	$3,500
Service as ALCO Committee Chairman*	$3,500
Service as Compensation Committee Chairman*	$3,500

*	Chairman fees are in addition to the annual retainer and monthly fees received by all non-employee directors.
Monthly Fees

Directors	$1,000
Chairman Emeritus	$250
Equity Compensation
Each non-employee director, including the Chairman Emeritus is also eligible to receive non-qualified stock option awards pursuant to the Alliance Bankshares Corporation Stock Option Plan, in the discretion of the Compensation Committee.
On December 30, 2005, each non-employee director received a non-qualified stock option to purchase 5,000 common shares at $16.10 per share. The options vest over four years, with the first 15% vesting on December 30, 2006.